Exhibit 10.4

MISSION PRODUCE, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION PROGRAM

Eligible Directors (as defined below) on the board of directors (the “Board”) of Mission Produce, Inc. (the “Company”) shall be eligible to receive cash and equity compensation as set forth in this Non-Employee Director Compensation Program (this “Program”). The cash and equity compensation described in this Program shall be paid or be made, as applicable, automatically as set forth herein and without further action of the Board, to each member of the Board who is not an employee of the Company or any of its parents, affiliates or subsidiaries (each, an “Eligible Director”), who may be eligible to receive such cash or equity compensation, unless such Eligible Director declines the receipt of such cash or equity compensation by written notice to the Company.

This Program shall become effective upon the later of the adoption of the Program by the Board or its approval by the Company’s stockholders, and shall remain in effect until it is revised or rescinded by further action of the Board. This Program may be amended, modified or terminated by the Board at any time in its sole discretion. No Eligible Director shall have any rights hereunder, except with respect to equity awards granted pursuant to Section 2 of this Program.

1. Cash Compensation. Effective January 1, 2020:

a. Annual Retainers. Each Eligible Director shall be eligible to receive an annual cash retainer of $60,000 for service on the Board.

b. Additional Annual Retainers. An Eligible Director shall be eligible to receive the following additional annual retainers, as applicable:

(i) Audit Committee. An Eligible Director serving as Chairperson of the Audit Committee shall be eligible to receive an additional annual retainer of $15,000 for such service. An Eligible Director serving as a member of the Audit Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $7,500 for such service.

(ii) Compensation Committee. An Eligible Director serving as Chairperson of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Compensation Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

(iii) Nominating and Corporate Governance Committee. An Eligible Director serving as Chairperson of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $10,000 for such service. An Eligible Director serving as a member of the Nominating and Corporate Governance Committee (other than the Chairperson) shall be eligible to receive an additional annual retainer of $5,000 for such service.

c. Payment of Retainers. The annual cash retainers described in Sections 1(a) and 1(b) shall be earned on a quarterly basis based on a calendar quarter and shall be paid by the Company in arrears not later than 30 days following the end of each calendar quarter. In the event an Eligible Director does not serve as a director, or in the applicable positions described in Section 1(b), for an entire calendar quarter, the retainer paid to such Eligible Director shall be prorated for the portion of such calendar quarter actually served as a director, or in such position, as applicable.

2. Equity Compensation.

a. General. Eligible Directors shall be granted the equity awards described below. The awards described below shall be granted under and shall be subject to the terms and provisions of the most recently adopted equity incentive plan then-maintained by the Company (such plan pursuant to which an any such equity award is granted, as may be amended from time to time, the “Equity Plan”) and may be granted subject to the execution and delivery of award agreements, including attached exhibits, in substantially the forms approved by the Board prior to or in connection with such grants. All applicable terms of the Equity Plan apply to this Program as if fully set forth herein, and all grants of equity awards hereby are subject in all respects to the terms of the Equity Plan.

b. IPO Awards. Unless otherwise specified by the Board, each Eligible Director serving in such capacity on the date of the closing of the initial public offering of the Company’s common stock (the “IPO” and such date, the “IPO Effective Date”) shall be granted a restricted stock unit award under the Equity Plan on the IPO Effective Date with a value of $100,000 (the “IPO Equity Award”). The number of restricted stock units subject to each IPO Equity Award shall be determined by dividing the value of the IPO Equity Award by the initial price to the public of the Company’s common stock in the Company’s IPO set forth in the Company’s final prospectus relating to the IPO filed with the Securities and Exchange Commission. Each IPO Equity Award shall vest in full on the date of the next annual meeting of the Company’s stockholders (the “Annual Meeting”) following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.

c. Initial Awards. Each Eligible Director who is initially elected or appointed to serve on the Board after the IPO Effective Date shall be automatically granted a restricted stock unit award under the Equity Plan with a value of $50,000 (the “Initial Equity Award”). The number of restricted stock units subject to an Initial Equity Award will be determined by dividing the value of the Initial Equity Award by the trailing 30-calendar day average closing price for the Company’s common stock through and including the date prior to the applicable grant date. The Initial Equity Award shall be automatically granted on the date on which such Eligible Director is appointed or elected to serve on the Board, and shall vest in full on the date of the next Annual Meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.

d. Annual Awards. An Eligible Director who is serving on the Board as of the date of the Annual Meeting each calendar year, beginning with the calendar year after the year in which the IPO Effective Date occurs, shall be automatically granted on such Annual Meeting date, a restricted stock unit award under the Equity Plan with a value of $100,000 (an “Annual Award” and together with the Initial Equity Award, the “Director Equity Awards”). The number of restricted stock units subject to an Annual Award will be determined by dividing the value of the Annual Award by the trailing 30-calendar day average closing price for the Company’s common stock through and including the date prior to the applicable grant date. Each Annual Award shall vest in full on the earlier to occur of (i) the one-year anniversary of the applicable grant date and (ii) the date of the next Annual Meeting following the grant date, subject to such Eligible Director’s continued service through the applicable vesting date.

e. Accelerated Vesting Events. Notwithstanding the foregoing, an Eligible Director’s Director Equity Award(s) shall vest in full immediately prior to the occurrence of a “change in control” (as defined in the Equity Plan) to the extent outstanding at such time.

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